Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

PGT Innovations, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$2,476,143,610.11	(1)	0.0001476	$365,479	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$2,476,143,610.11
Total Fees Due for Filing				$365,479
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$365,479

(1)

As of January 29, 2024, the maximum number of shares of common stock to which this transaction applies is estimated to be 58,883,937, which consists of (i) 58,317,359 shares of PGT Innovations, Inc. (referred to as “PGTI”) common stock outstanding as of January 29, 2024, which include restricted and performance shares in amounts as permitted per the grant agreements, (ii) 21,725 shares of PGTI common stock, subject to restricted stock units outstanding as of January 29, 2024 and (iii) an estimated maximum of 544,853 shares of PGTI common stock that may be issued or vest prior to the merger in respect of PGTI equity awards existing as of the date of this proxy statement or that may be granted prior to the merger. Estimated solely for the purposes of calculating the filing fee, as of January 29, 2024, the underlying value of the transaction was calculated based on the sum of (i) the product of 58,883,937 shares of PGTI common stock (including company restricted stock, stock subject to restricted stock units and stock that may be issued or vest prior to the merger) and the per share merger consideration of $42.00 and (ii) the interest expected to accrue on the Interim Company Restricted Shares (as defined in the merger agreement), calculated based on a prime rate of 8.5% and a vesting period of one to three years, as applicable.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in footnote 1 by .0001476.